Exhibit 99.1

Catasys Reports First Quarter 2016 Financial Results

- - -

Revenue grew 68% year-over-year; deferred revenue grew 35% in the first quarter of 2016

- - -

Patient enrollment increased by more than 175% from 2015

- - -

Equivalent lives1 covered increased to 7.5MM in the first quarter of 2016

LOS ANGELES, May 16, 2016 -- Catasys, Inc. (OTCQB: CATS), a provider of proprietary data, predictive analytics modeling based behavioral health management services for health plans, today reported financial results for the first quarter ended March 31, 2016.

“Enrollment in our OnTrak solution increased by more than 175% in the first quarter of 2016 as we continue to ramp programs for several of our health plan partners. While enrollment is still in the initial stages for many of these states, we are now operating programs in 13 states” said Rick Anderson, Catasys’ President and COO. “We expect to continue to see enrollment increase throughout 2016, and expect to add additional states and contracts throughout the year.”

The Company added approximately 2.7 million Equivalent Lives in the fourth quarter of 2015, and approximately 2.5 million Equivalent Lives in the first quarter of 2016. Generally following an up to ninety day implementation, it takes approximately 12 months to scale to full enrollment. Thus, Equivalent Lives added in the fourth quarter of 2015 will not be fully implemented until the end of 2016.

Recent Business Highlights

●	Catasys’ OnTrak solution is now operational in 13 states

●	Recently announced the expansions under existing agreements with national health plans to Illinois, Kansas, Louisiana, Missouri, Oklahoma, Pennsylvania and Wisconsin

●	Expanded for the first time into Texas with one of our national health plans

●	Added approximately 2.5M Equivalent Lives in the first quarter

First Quarter 2016 Financial Highlights

●	Enrollment increased by more than 175% compared to the three months ended March 31, 2015, and by 40% compared to the three months ended December 31, 2015.

●

Revenue was $728,000 for the first quarter of 2016, an increase of 68% compared to $433,000 during the same period in 2015. This increase was primarily driven by our expanded customer base and health plan populations covered under the company’s programs. We experienced a significant increase in the number of patients enrolled in our programs compared with the same period in 2015.

●

Deferred revenue was $2.3 million at March 31, 2016, an increase of $593,000, or 35%, compared to $1.7 million at December 31, 2015. When fees are received in advance, deferred revenue is recognized over the period the member is enrolled. Any fees subject to performance guarantees are deferred until such time as those performance standards are met; generally calculated annually. Catasys has historically been able to record its deferred revenue as actual revenue during the course of the business cycle, except for limited cases where members terminated from the program early.

●

Net loss was $(4.3) million, or $(0.08) per basic and diluted share, for the first quarter of 2016, compared to a net loss of $(0.3) million, or $(0.01) per basic and diluted share, for the first quarter of 2015.

●

General and administrative expenses were $2.2 million for the first quarter of 2016, a decrease of 20% compared to $2.7 million for the first quarter of 2015. This decrease was primarily due to a decrease in share-based compensation expense related to stock options issued to the board of directors during the first quarter of 2015.

●

Total operating expenses were $3.2 million for the first quarter of 2016, compared to $3.2 million for the first quarter of 2015. The higher cost of healthcare services based on increasing enrollment and launching new programs were off-set in the first quarter of 2016 by a decrease in general and administrative expenses.

About Catasys, Inc.

Catasys, Inc. provides big data based analytics and predictive modeling driven behavioral healthcare services to health plans and their members through its OnTrak program. Catasys' OnTrak program--contracted with a growing number of national and regional health plans--is designed to improve member health and, at the same time, lower costs to the insurer for underserved populations where behavioral health conditions cause or exacerbate co-existing medical conditions. The program utilizes proprietary analytics and proprietary enrollment, engagement and behavioral modification capabilities to assist members who otherwise do not seek care through a patient-centric treatment that integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient program. OnTrak is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. Catasys currently operates OnTrak in Florida, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, New Jersey, Oklahoma, Pennsylvania, Texas, West Virginia and Wisconsin. For further information, please visit www.catasys.com.

1 The term “Equivalent Lives” (“EL”) is calculated based on the number of people eligible, or anticipated to be eligible, to be enrolled into OnTrak™ under Catasys’s contracts with health care plans.  Considering Medicare, Medicaid and Dual Eligible plans generally have a higher prevalence of eligible members than commercial health plans and contracts that cover depression and anxiety have greater eligibility than those that cover just substance dependence, EL converts all plans to an equivalent amount of lives for comparison purposes.  EL will generally be higher, and in some cases, significantly higher than the actual number of adults covered under the health plan Catasys is contracted with.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Amy Talebizadeh

Catasys, Inc.

P: 310-444-4300

# # #

CATASYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
(In thousands, except for number of shares)	March 31,	December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$262	$916
Receivables, net of allowance for doubtful accounts of $0 and $0, respectively	610	590
Prepaids and other current assets	434	575
Total current assets	1,306	2,081
Long-term assets
Property and equipment, net of accumulated depreciation of $1,515 and $1,491, respectively	390	412
Deposits and other assets	371	387
Total Assets	$2,067	$2,880

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$772	$753
Accrued compensation and benefits	1,703	1,703
Deferred revenue	2,276	1,683
Other accrued liabilities	627	682
Short term debt, related party, net of discount
$0 and $0, respectively	4,676	-
Short term derivative liability	3,685	-
Total current liabilities	13,739	4,821
Long-term liabilities
Deferred rent and other long-term liabilities	178	198
Capitol leases	38	66
Long term debt, related party, net of discount
$0 and $0, respectively	-	3,662
Long term derivative liability	-	2,348
Warrant liabilities	953	509
Total Liabilities	14,908	11,604

Stockholders' deficit
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized; 55,007,761 and 55,007,761 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	6	6
Additional paid-in-capital	253,228	253,053
Accumulated deficit	(266,075)	(261,783)
Total Stockholders' Deficit	(12,841)	(8,724)
Total Liabilities and Stockholders' Deficit	$2,067	$2,880

CATASYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended
(In thousands, except per share amounts)	March 31,
	2016	2015
Revenues
Healthcare services revenues	$728	$433

Operating expenses
Cost of healthcare services	966	406
General and administrative	2,187	2,734
Depreciation and amortization	32	34
Total operating expenses	3,185	3,174

Loss from operations	(2,457)	(2,741)

Other income	65	11
Interest expense	(333)	(2)
Change in fair value of warrant liability	(228)	2,474
Change in fair value of derivative liability	(1,337)	-
Loss from operations before provision for income taxes	(4,290)	(258)
Provision for income taxes	2	2
Net Loss	$(4,292)	$(260)

Basic net loss from operations per share:	$(0.08)	$(0.01)

Basic and diluted weighted number of shares outstanding	55,008	25,286

CATASYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	Three Months Ended
(In thousands)	March 31,
	2016	2015
Operating activities:
Net loss	$(4,292)	$(260)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	32	33
Issuance costs included in interest expense	216	-
Provision for doubtful accounts	7	66
Deferred rent	(23)	(17)
Share-based compensation expense	174	828
Common stock issued for consulting services	-	172
Fair value adjustment on derivative liability	1,337	-
Fair value adjustment on warrant liability	228	(2,474)
Changes in current assets and liabilities:
Receivables	(27)	380
Prepaids and other current assets	141	(18)
Deferred revenue	593	160
Accounts payable and other accrued liabilities	96	319
Net cash used in operating activities	$(1,518)	$(811)

Investing activities:
Purchases of property and equipment	$(10)	$(8)
Deposits and other assets	16	-
Net cash provided by/(used in) investing activities	$6	$(8)

Financing activities:
Proceeds from bridge loan	$900	$200
Capital lease obligations	(42)	(5)
Net cash provided by financing activities	$858	$195

Net decrease in cash and cash equivalents	$(654)	$(624)
Cash and cash equivalents at beginning of period	916	708
Cash and cash equivalents at end of period	$262	$84

Supplemental disclosure of cash paid
Income taxes	$26	$2
Supplemental disclosure of non-cash activity
Common stock issued for investor relations services	$-	$172